                                                                    EXHIBIT 11.1

                            CELL THERAPEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE

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
                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                          1994          1995          1996
                                      ------------  ------------  ------------
NET LOSS............................. $(19,499,283) $(19,992,475) $(13,928,189)
                                      ============  ============  ============
NET LOSS PER SHARE
Shares used in calculating pro forma
 net loss per share:
  Weighted average common shares out-
   standing..........................    4,716,399     4,771,247     4,939,388
  Net effect of stock issued, stock
   options exercised and stock
   options granted during the 12
   months prior to this offering at
   less than the assumed offering
   price, calculated using the
   treasury stock method at the
   assumed offering price per share,
   and treated as outstanding for all
   periods presented.................      109,413       109,413       109,117
  Net effect of convertible preferred
   stock, after the effect of
   conversion to common stock, issued
   in 1996 at less than the assumed
   offering price calculated using
   the treasury stock method at the
   assumed offering price per share
   and treated as outstanding for all
   periods prior to issuance.........      409,665       409,665       409,665
                                      ------------  ------------  ------------
    Total............................    5,235,477     5,290,325     5,458,170
                                      ============  ============  ============
NET LOSS PER SHARE................... $      (3.72) $      (3.78) $      (2.55)
                                      ============  ============  ============
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
NET LOSS......................................................... $(13,928,189)
                                                                  ============
Pro forma net loss per share
Shares used in calculating pro forma net loss per share:
  Weighted average common shares outstanding.....................    4,939,388
  Weighted average common shares giving effect to conversion of convertible preferred stock to common stock at the time of
   preferred stock issuance......................................    3,163,684
  Net effect of stock issued, stock options exercised and stock options granted during the 12 months prior to this offering at less than the assumed offering price, calculated using the treasury stock method at the assumed offering price per share,
   and treated as outstanding for all periods presented..........      109,117
  Net effect of convertible preferred stock, after the effect of conversion to common stock, issued in 1996 at less than the assumed offering price calculated using the treasury stock method at the assumed offering price per share and treated as
   outstanding for all periods prior to issuance.................      314,336
                                                                  ------------
    Total........................................................    8,526,525
                                                                  ============
PRO FORMA NET LOSS PER SHARE..................................... $      (1.63)
                                                                  ============
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